SCHEDULE C TO CONSULTING AGREEMENT
                                GRANT OF OPTIONS


The Company also grants the consultant option to purchase stock, and the Company does hereby grant, convey and warrant to Consultant, Five Million, (5,000,000) shares of common stock in the Corporation with $.001 par value, more or less as adjusted as provided herein below (hereinafter, the "Shares") exercisable in one or more traunches, exercisable at the following "Option Price" for the following traunches which Option shall be exercisable in whole or in part at any time prior to 11:59PM EDT on Nov. 02, 2004 (the "Expiration Date"):

                  Option                                      Option Price

         5,000,000 shares                                     .005

Or to be negotiated the Option Shares will be, prior to delivery to Consultant, registered pursuant to valid and effective registration statements under either Form SB-2 or S-8 and the company agrees that the Option Shares shall be freely tradable and that the existence of any restriction, buy-sell or other limitation under state or Federal securities laws including but not limited to Rule 144 of the Securities Act of 1933 and/or registration pursuant to exercise (which shall be deemed demand registration rights for purposes of determining the obligation of the Company) and/or the limitations on manner of sale imposed under the Securities and Exchange Act of 1934 shall be lifted and/or waived by the Company, at the Company's sole cost, prior to delivery of the Option Shares. The Company agrees to lend to Consultant the amount due under the Options by promissory note secured by such stock in the event the Consultant does not have the cash to acquire same but such note shall be limited to and shall be due February 28, 2005 whereafter it shall be a default if not paid.